UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2011

GLOBE SPECIALTY METALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-34420	20-2055624
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, 250 West 34th Street, Suite 4125

New York, New York 10119

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 798-8122

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)  On March 31, 2011, the compensation committee of the board of directors of Globe Specialty Metals, Inc. (the “Company”) approved a 2011 Annual Executive Long Term Incentive Plan for its chief financial officer and chief legal officer (the “2011 Plan”).  The 2011 Plan is substantially based on the 2010 Annual Executive Bonus Plan for its executive chairman and its chief executive officer (the “2010 Plan”).

The 2011 Plan provides for incentive awards based upon calendar year results, starting with calendar year 2011.  The payment of any award to the chief financial officer under the 2011 Plan is subject to the Company meeting a threshold performance requirement in which 80% of “modified EBITDA” plus 20% of “modified free cash flow” exceeds $48,000,000.  To the extent this threshold is exceeded, the incentive amount for the chief financial officer is calculated as the sum of (a) 0.2631% of “modified EBITDA” in excess of $48,000,000 and (b) 0.0658% of “modified free cash flow” in excess of $48,000,000 (using the same definitions as used in the 2009 plan).  The payment of any award to the chief legal officer under the 2011 Plan is subject to the Company meeting a threshold performance requirement in which 80% of “modified EBITDA” plus 20% of “modified free cash flow” exceeds $38,500,000.  To the extent this threshold is exceeded, the incentive amount for the chief legal officer is calculated as the sum of (a) 0.2229% of “modified EBITDA” in excess of $38,500,000 and (b) 0.0557% of “modified free cash flow” in excess of $38,500,000.  The percentages of modified EBITDA and of modified free cash flow are intended to be calculated based upon only the modified EBITDA and modified free cash flow recorded in excess of the specified threshold.

The payment of any award under the 2011 Plan is subject to the Company meeting the threshold performance requirement that the fraction determined by dividing EBITDA (including the bonus accrual) for the calendar year divided by the average committed capital, as defined in the 2010 Plan, for the year, exceed 0.2.  In determining all results, specified one-time costs, such as any restructuring charges, non-recurring items, impairment charges, start-up or shutdown expenses or transaction expenses for acquisition or dispositions will be excluded, unless the compensation committee, in its judgment, determines that such item should not be excluded from the calculation.  In addition the compensation committee retains discretion to reduce the awards determined by the 2011 Plan.

The compensation committee expects to use relative performance analysis to determine whether to reduce the awards determined by the 2011 Plan.  Relative performance will be measured against peer and reference companies, other companies that the committee deems appropriate and relevant equity market indices.  Relative performance analysis will generally focus on growth in operating earnings and return on invested capital supplemented with other analysis the committee deems appropriate.  The compensation committee ultimately will use its judgment in making any reductions and may weight some measures more heavily than others in making determinations.

The 2011 Plan is intended to comply with requirements of Section 162(m) of the Internal Revenue Code, pertaining to performance-based compensation, and accordingly, the awards are capped at a maximum of $500,000 for the chief financial officer and $450,000 for the chief legal officer.

All payouts under the plan will be made in restricted stock units (RSUs) that proportionally vest over three years but are not paid out until the end of the third year and will be paid out only in cash.

The 201 Plan includes a “claw-back” provision which provides that if the board of directors determines that there was executive misconduct in a prior period in the preparation of the financial results for that period, the compensation committee will determine whether the restatement was material and was a result of executive misconduct in preparation of the financial information, and if so, to what extent “covered payments” should be returned to the company to the extent that such payments were overstated as a result of the change in financial condition. Covered payments include incentives awarded to the executive found to have actively participated in the executive misconduct for performance during the fiscal year(s).

In connection with adopting the 2011 Plan, the compensation committee also approved an amendment to 2010 Annual Executive Bonus Plan for its chief financial officer and its chief legal officer to provide that all awards under that plan, which previously had been paid in cash and restricted stock units, would be paid solely in cash and would not be deferred.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBE SPECIALTY METALS, INC.
Dated: April 6, 2011	By:	/s/ Stephen Lebowitz
		Name:	Stephen Lebowitz
		Title:	Chief Legal Officer